CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

CURRENT BROADBAND (OHIO), LLC

Pursuant to Section 18-202 of theDelaware
Limited Liability Company Act

    1.        The name of the limited liability company is Current Broadband (Ohio), LLC (the “Company”).

    2.        The Certificate of Formation of the Company is hereby amended to change the name of the Company to CCB Communications, LLC.

    3.        Accordingly, Article 1. of the Certificate of Formation shall, as amended, read as follows:

“1. The name of the limited liability company is CCB Communications, LLC.”

        IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment this 14th day of August, 2003.

CURRENT BROADBAND (OHIO), LLC

By: /s/ Deanna C. Ranck Deanna C. Ranck Authorized Person